Exhibit 4.8

NATUZZI TRADING (SHANGHAI) CO., LTD

JOINT VENTURE CONTRACT

BETWEEN

Jason Furniture (Hangzhou) Co., Ltd.

AND

Natuzzi S.p.A

“[***]” This information is subject to confidential treatment and has been omitted and filed separately with the Securities and Exchange Commission.

Table of Contents

1.	Definitions	4

2.	Parties	8

3.	Representations and Warranties	9

4.	Basic details of the Company	10

5.	The purpose, scope and scale of Company	12

6.	Total investment and Registered Capital	13

7.	Board	15

8.	Supervisory Board	24

9.	Management structure, budgets and reporting	25

10.	Labour management	27

11.	Financial affairs and accounting	29

12.	Taxes and Insurance	32

13.	Profit distribution	33

14.	Transfer or assignment of interests in Registered Capital	33

15.	General provisions on transfer	34

16.	Default	34

17.	The Joint Venture Term	35

18.	Termination	35

19.	Liquidation	37

20.	Public announcements	38

21.	Confidentiality	38

22.	Non-Solicitation	41

23.	Force Majeure	41

24.	Resolution of Disputes	42

25.	Notices	43

26.	Applicable Law	45

27.	Conflict with Articles of Association	45

28.	General Provisions	45

JOINT VENTURE

CONTRACT

THIS JOINT VENTURE CONTRACT (this “Contract”) is made in on March 22, 2018 by and between:

(1) Jason Furniture (Hangzhou) Co., Ltd. (“Kuka”), company incorporated under the laws of the People’s Republic of China (PRC), with registered office at No. 113, 11 Avenue, Hangzhou Economy and Technology Development Area, Hangzhou, PRC, Tax number: 91330100793655954W represented by its Chairman, Jiangsheng Gu,

and

(2) Natuzzi SpA (“Natuzzi”), a joint-stock company incorporated under the laws of Italy, with registered office at Via Iazzitiello 47, 70029, Santeramo in Colle (BA) and tax code, VAT number and Bari Companies’ Register no. 03513760722, represented by its CEO and Chairman Pasquale Natuzzi.

In this Contract, Kuka and Natuzzi are individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS

Natuzzi Trading (Shanghai) Co., Ltd (the “Company”) was incorporated as a limited liability company, with Natuzzi SpA as sole shareholder owning 100% of the capital and a registered capital of US$ 1.5 million.

Pursuant to an “Agreement for the Sale and Purchase and Subscription of Shares” entered into among the Company, Kuka and Natuzzi on the date hereof (the “SPA”), Kuka has acquired a 51% interest in the Company by a combination of contribution to a capital increase of the Company and purchase of part of the equity interest held by Natuzzi in the Company (the “SPA”).

In consideration of the above, and as provided in the SPA, the Parties have entered into this Joint Venture Contract to regulate the future governance of the Company and their relationship as shareholders.

It is agreed as follows.

1.	Definitions

1.1	Definitions

In this Contract (including the Recitals), unless the context indicates otherwise, the following terms have the meanings set out below:

Accounting Year has the meaning given in Clause 11.1.

Agreed Business Plan means the business plan agreed between the parties and attached herewith as Annex 2, as may be amended by the Board.

Affiliate means in relation to a Party, any subsidiary or direct or indirect holding company of such Party, any subsidiary of such holding company, and any company in which such Party has control or in which such party holds or controls directly or indirectly not less than 50% of the issued share capital;

AIC means the State Administration for Industry and Commerce of the PRC and/or its local branches with the appropriate jurisdiction in the context.

Articles of Association means the Amended Articles of Association of the Company to be approved and adopted in connection with this Contract, as set out in Annex 1.

Authorization means:

(a)	any authorization, approval, license, permit, consent, qualification, accreditation, filing, registration, certificate, resolution, direction or declaration; and

(b)	for anything which a Governmental Agency may prohibit or restrict within a specified period after it is notified, the expiry of that period without intervention or action by that Governmental Agency.

Company Products means the Natuzzi Trademarks-branded products sold by the Company.

Board means the board of directors of the Company.

Business License means the business license of the Company issued by the relevant AIC reflecting the conversion of the Company into a Sino-foreign joint venture.

Chairman means the chairman of the Board.

Contract means this Contract with its annexes.

Default Event means an event set out in Clause 16.1

Defaulting Party means a Party that commits a Default Event.

Effective Date means the date on which “closing”, as defined in the SPA, has occurred pursuant to the terms and conditions of the SPA.

Establishment Date means the date of issuance of the initial Business License of the Company i.e. October 16, 2008.

Original Approval Authority means the Shanghai Commerce Commission or its local district branch

Force Majeure has the meaning given in Clause 23.1

General Manager means the general manager of the Company appointed in accordance with Clause 9.2.

Governmental Agency means any:

(a)	government or governmental, semi-governmental or judicial entity or authority; or

(b)	ministry, department, office, commission, delegate, instrumentality, agency, board, authority or organization of any government,

and includes the PRC, Ministry of Commerce, AIC and SAFE .

Joint Venture Term means the term of operation of the Company.

Law means all published and publicly available laws, decrees and regulations and their subsequent amendments promulgated from time to time by any legally constituted national, provincial or municipal Governmental Agency or other government department.

Natuzzi Trademarks means the “Natuzzi Italia” and “Natuzzi Editions” both in Roman and Chinese characters.

Non-defaulting Party means a Party who is not committing a Default Event at the relevant time.

PRC means the People’s Republic of China, excluding, for the purposes of this Contract, Taiwan, and the Special Administrative Regions of Hong Kong and Macau.

PRC EJV Law means the Law of the People’s Republic of China on Sino-foreign Equity Joint Ventures and the implementing regulations issued under it.

Territory means China, including Hong Kong SAR and Macao SAR, but excluding for the purpose of this Contract, Taiwan.

Registered Capital means the registered capital of the Company and any interest in the registered capital of the Company.

Related Party means, in relation to a Party:

(a)	any Affiliate of that party;

(b)	any company in which that party or its Affiliate has an equity interest;

(c)	any director or member of senior management of that party or an entity referred to in paragraph (a) or (b); or

(d)	any spouse, mother, father, sister, brother, son, daughter of any person referred to in paragraph (c).

Renminbi or RMB means the lawful currency of the PRC.

SAFE means the State Administration of Foreign Exchange of the PRC and/or its local branches as appropriate to the context.

Shareholders means Natuzzi and Kuka.

Subsidiary means any company or entity which a Party or the Company (as the case may be) directly or indirectly controls, through ownership of voting shares, registered capital, or other methods. The Parties understand that for the purposes of this definition, if a Party or the Company (as the case may be) has the right directly or indirectly to direct or cause another party to direct the management and policies of a company through ownership of 50% or more of the voting equity or registered capital, or by possessing the right to appoint or elect the majority of members of the board, of a company or entity, or other methods, that Party or the Company (as the case may be) shall be considered to “control” the company or entity.

Supply Agreements has the meaning assigned to it under Clause 5.3.

Three Funds has the meaning assigned to it under Clause 13.1.

Trademark License Contract means the agreement signed between Natuzzi and the Company for the granting to the Company of an exclusive and perpetual license to the Natuzzi Trademarks in the People’s Republic of China.

EUR means the lawfully stipulated currency of the European Union.

US$ means the lawfully stipulated currency of the United States of America

Working Day means any day which is not a Saturday or Sunday or a national holiday in the PRC.

1.2	Interpretation

In the interpretation of this Contract, unless the context otherwise requires:

(a)	the singular will include the plural and vice versa and in particular (but without limiting the generality of the foregoing) any word or expression defined in the singular will have the corresponding meaning if used in the plural and vice versa and a reference to any gender will include the other genders;

(b)	the words “include”, “including”, “for example” or “such as” are not used as, nor are they to be interpreted as, words of limitation, and, when introducing an example, do not limit the meaning of the words to that example or examples of a similar kind;

(c)	neither the Recitals nor the headings to this Contract will form part of this Contract nor will they be relevant to the construction of it;

(d)	all references to legislation denote the legislation as amended from time to time and any statutory provisions substituted therefor and the regulations (if any) for the time being and from time to time in force under that legislation;

(e)	all references to a contract or instrument includes the contract or instrument as amended or varied from time to time;

(f)	all references to any clause or Annex in this Contract are references to such clauses or Annexes of this Contract (as the case may be);

(g)	all references to a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assignees (including where that assignee is an assignee of part of a Party’s rights under this Contract);

(h)	the word “person” includes an individual, a legal person, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association, or any Governmental Agency; and

(i)	all obligations in this Contract are to be performed duly and punctually.

2.	Parties

2.1	Parties

The Parties to the Contract are as follows:

(a)	Kuka

Authorized representative:

Name:	Jiangsheng GU

Position:	Chairman

Nationality:	Chinese

(b)	Natuzzi

Authorized representative:

Name:	Pasquale NATUZZI

Position:	Chairman & CEO

Nationality:	Italian

3.	Representations and Warranties

3.1	Mutual Representations and Warranties

Each Party represents and warrants to each other Party that, as of the date of execution of this Contract and on the Effective Date:

(a)	It is a separate body corporate validly existing under the laws of its place of incorporation or establishment;

(b)	It has the corporate power and has obtained all necessary authority, internal authorisations and approvals to execute this Contract and as of the Effective Date, shall fully possess all necessary authority, internal authorisations and approvals to fully perform its obligations under this Contract;

(c)	It has taken all necessary corporate action to authorize performance of this Contract, and the signatories for the Contract have already obtained full authority to execute this Contract;

(d)	As of the Effective Date, the provisions of this Contract constitute valid and binding obligations;

(e)	Neither entry into nor performance of its obligations under this Contract is in conflict with, or will cause breach or failure to perform any of the following: its constituent documents, business license, or any laws, regulations, provisions, authorizations or approvals issued by any Governmental Agencies or departments, any contract or agreement to which it is a party or that is binding upon it, or any judgment binding on it;

(f)	To the best of its knowledge, there is no lawsuit, arbitration, or legal, administrative or other proceeding, or government investigations pending or threatened, with respect to the subject matter of this Contract or that may affect in any way its ability to enter into or perform this Contract; and

(g)	all documents and information derived from any source and in the possession of it relating to the transactions contemplated in this Contract which may have a material adverse effect on a Party’s ability to fully perform its obligations, or which if disclosed to the other Party would have a material effect on the other Party’ willingness to enter into this Contract, have been disclosed to the other Party, and no document previously provided by such Party to the other Party contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.

3.2	Certificates

On or before the date of execution of this Contract, each Party shall provide to the other Party an authorization letter in relation to the signatory to this Contract and resolutions adopted by its board of directors (or any other such competent organ) approving the signing of this Contract.

4.	Basic details of the Company

4.1	Nature of the Company

The Company is a Sino-foreign equity joint venture company in accordance with the PRC EJV Law, other PRC Law and the provisions of this Contract.

4.2	Name and Legal Address

(a)	The name of the Company shall be: Natuzzi Trading (Shanghai) Co., Ltd..

(b)	The legal address of the Company shall be at Suite 1901， 1907， 1908， 150 Zunyi Road, Changning District, Shanghai, PRC.

(c)	The Company may on the basis of the needs of its businesses, establish branch offices, subsidiaries and liaison offices in the PRC with the approval of the Board and, if so required, the relevant Governmental Agency.

4.3	Limited Liability Company

(a)	The Company is a Chinese legal person that is subject to the legal jurisdiction of the PRC, and enjoys the protection of PRC Law. All the Company’s activities must be in compliance with PRC Law.

(b)	The Parties acknowledge and agree that, except as otherwise provided in this Contract or the Articles of Association or the Law:

(i)	The Company’s lawful organization form is a limited liability company;

(ii)	The Company must use all of its assets to undertake its debts and obligations;

(iii)	Each Party shall enjoy the profits of the Company and shall be liable for the Company’s risks and losses in accordance with the proportion of the Registered Capital for which it has subscribed, but notwithstanding this the Parties shall be liable for the Company’s risks and losses only to the extent of their subscribed contribution to the Registered Capital;

(iv)	once a Party has paid in full its contribution to the Registered Capital, it will not be required to provide any further funds to or on behalf of the Company by way of capital contribution, loan advance, guarantee or otherwise.

(c)	Nothing in this Contract or the Articles of Association acts to prejudice any other obligations entered into or liabilities created by the Parties.

(d)	Creditors of the Company will have recourse only to the assets of the Company and shall not seek repayment from any of the Parties.

(e)	The Company may, in full or in part, indemnify a Party for any damage, expense, loss or liability suffered or incurred by that Party as a result of a third party claim against the Company, except where the damage, expense, loss or liability occurred as a result of that Party’s default or negligence.

4.4	Articles of Association

At the time of execution of this Contract, the Parties shall also execute the Articles of Association. The Articles of Association shall take effect on the Effective Date.

5.	The purpose, scope and scale of Company

5.1	Scope of Company

The Company’s business scope is to trade, store, distribute and provide after-sale service for the Company Products, as well as other activities decided by the Board, so as to promote the circulation of Company Products inside the Territory

5.2	Scale of Business Activity

The business of the Company for the first 8 years (i.e. from 2019 to 2026, both inclusive) , shall be carried out in a manner to achieve as much as possible the sales, revenues and profitability objectives set out in the Agreed Business Plan.

The Board of the Company may decide to expand or reduce the scale of the Company’s business activities on the basis of market demand and the Company’s operating situation.

5.3	Business Model of the Company

The Company Products shall be sold through mono-brand Directly Operated Store (“DOS”) and Franchise Operated Stores (“FOS”) as well as e-commerce, starting from the existing retail network of Natuzzi in China, as laid out in the Agreed Business Plan. The Company Products shall be supplied exclusively by Natuzzi and by Natuzzi China Co., Ltd. based on the terms of long-term supply agreements (“Supply Agreements”), provided however that the Company shall have the right to purchase products not made by Natuzzi China Co., Ltd that are distributed under the Natuzzi Editions brand from third party manufacturers approved as qualified supplier by Natuzzi.

Both Parties shall provide their expertise in order to achieve the success of the Company, also through the choice of managers to be nominated by them for appointment in the Company. In particular, taking always into account that the Company shall operate based on the strategy determined by the Board:

(a)	Natuzzi or its nominated managers in the Company shall focus on product development, marketing and media planning, CRM and digitization, as well as all architectural aspects of the retail concept.

(b)	Kuka or its nominated managers in the Company shall focus on the layout of the sales and distribution network of the Company.

After a three-year period from the Effective Date, the Parties will evaluate the possibility of combining the Company with Natuzzi China Co., Ltd., under terms to be discussed and agreed.

6.	Total investment and Registered Capital

6.1	Total Investment

The Company’s total investment is US$ 2,954,098.

6.2	Registered Capital

The Company’s Registered Capital is US$ 2,067,869.

6.3	Contribution to Registered Capital

(a)	Kuka owns 51% of the Registered Capital.

(b)	Natuzzi owns 49% of the Registered Capital.

(c)	All contributions have been made in cash by the Parties. The contributions made by the Parties to acquire their share of Registered Capital of the Company shall be used solely for the business of the Company, including without limitation for the payment of the EUR 15,000,000 due to Natuzzi under the Trademark License Contract.

6.4	Registered Capital Verification

The Board shall engage a PRC firm of certified accountants to perform capital verification of any capital contribution by the Parties to the Registered Capital. Such accounting firm shall issue a capital verification report to the Company within 30 days of the date of each capital contribution by the Parties. Within 15 days of receiving the capital verification report, the Company shall issue to each Party a capital contribution certificate signed by the Chairman, and sealed with the Company seal.

6.5	Increase of Registered Capital

(a)	Any increase in the Registered Capital of the Company shall require approval by a unanimous vote of all directors present in person, by telephone or videoconference or by proxy at a duly constituted meeting thereof and shall be submitted to the Original Approval Authority for examination and approval. Upon receipt of the approval of the Original Approval Authority, the Company shall register the increase in Registered Capital with the appropriate AIC.

(b)	In the event either Party fails to subscribe to its share of any increase in capital as described in (a) above, which share shall be in proportion to its then existing share of the Registered Capital, or fails to pay for its share of such increase in capital, then, in addition to any other rights the Company may have against the defaulting Party, the Company may offer such portion of the increased Registered Capital to the non-defaulting, subscribing Party for subscription.

6.6	Reduction in Registered Capital

The Company shall not reduce its Registered Capital during the Joint Venture Term, unless the reduction is necessary due to changes to the total investment and scale of production operations. Any reduction in Registered Capital shall be approved unanimously by the Board and submitted to the Original Approval Authority for recordal and to the AIC for change of registration.

6.7	Additional Financing

(a)	Additional funds of the Company may be obtained through loans from domestic or overseas banks and financial institutions. The Company may obtain necessary financing from banks or financial institutions without, however, any security provided by any Party. Unless otherwise expressly agreed in writing by its duly authorized representative, no Party shall be obligated to provide loans to the Company or to guarantee the Company’s debts (whether by itself or through any Related Party). The Parties agree that, in order to establish superior governance system in the Company, the Company shall obtain debt financing from the banks through project financing, and the Parties shall not be obligated to provide security other than for the completion of the project.

(b)	Unless otherwise provided herein, in the event the Company needs additional loan financing, the Parties agree that to the extent necessary, security in relation to such loan shall be provided based on the following principles, in order of priority, and under terms and conditions to be decided by the Board:

(i)	using assets of the Company as security;

(ii)	using the equity interest in the Company held by the Parties as security (if approved by the Parties according to their internal corporate governance rules); and

(iii)	using third party guarantees.

7.	Board

7.1	Composition of the Board

(a)	The Company will establish a Board to act as the highest authority of the Company.

(b)	The Board shall be established on the date of “Closing” as set out in the SPA.

(c)	The Board comprises five (5) directors, which include:

(i)	Two (2) directors appointed by Natuzzi; and

(ii)	Three (3) directors appointed by Kuka.

(d)	At the time that this Contract is signed, and each time that a director is appointed or removed, each Party shall immediately notify the other Party and the Company of the names and résumés of the appointed or removed directors.

7.2	Appointment and Authority of Chairman

(a)	Kuka has the right to appoint a director as Chairman and Natuzzi has the right to appoint a director as Vice Chairman.

(b)	The Chairman is the legal representative of the Company who chairs and presides over the Board meetings.

(c)	The Chairman shall exercise his authority within the scope of authorization prescribed by the Board.

(d)	Whenever the Chairman is unable to perform his or her responsibilities for any reason, Vice Chairman or another director designated by the Chairman may temporarily represent the Chairman.

7.3	Directors

(a)	The directors and the Chairman are appointed for terms of 4 years, and may serve consecutive terms if reappointed by the Party originally appointing him or her.

(b)	The directors may be removed from office at the discretion of the respective appointing Party. The directors are automatically retired upon termination or liquidation of the Company.

(c)	If a seat on the Board is vacated by the retirement, resignation, illness, loss of capacity or death of a director, or by the removal of such director by the Party that originally appointed him or her, the original appointing Party may appoint a successor within 15 Working Days to serve as director for the remaining term whose seat is vacated, and notify the Company and the other Party in writing of the name and résumé of the successor.

7.4	Directors’ indemnity

No director shall bear any personal liability for actions performed as a director. The Company shall indemnify directors against claims and liability that have arisen due to the appointment of that director, on the condition that any action or inaction on the part of such director that triggered the aforementioned compensation or liability does not comprise willful misconduct, serious neglect or breach of the Articles of Association and/or any mandatory provisions of PRC laws and regulations.

7.5	Powers of the Board

(a)	The Board is the highest authority of the Company. It shall discuss and determine the following matters:

(i)	any amendment to the Articles of Association;

(ii)	the termination, liquidation or dissolution of the Company;

(iii)	any increase or decrease in the Registered Capital;

(iv)	merger or division of the Company;

(v)	expansion or reduction of the scale (including the number of stores, turnover and investment, etc.) of the Company’s business activities or any amendments to the Agreed Business Plan;

(vi)	any borrowing not contemplated by the plans and budgets approved by the Board being a single transaction over RMB 5,000,000 or an aggregate amount of RMB 10,000,000 within a financial year or such other lower thresholds as stipulated in the internal regulations of Kuka;

(vii)	approval of the annual implementation plan referred to in Clause 9.3 (a) annual budgets for annual operational expenses and marketing expenses;

(viii)	profit distribution and allocation to the Three Funds;

(ix)	decisions on the provision of granting of loans by the Company;

(x)	entering into any contract or other arrangement with a Party, a member of the Board or an Affiliate or any other third party entering into an agreement with Company on behalf of any Party, whereby a single transaction or a series of related transactions within a twelve (12) months’ period exceeds a contract value of RMB 3,000,000 in aggregate in the case of an organization or RMB 300,000 in the case of an individual, unless such contract or other arrangement is entered into pursuant to an existing agreement (including in particular the Trademark License Contract and the Supply Agreements) or contract approved by the Board, a transaction expressly approved by the Board in an annual budget of the Company or any Board resolutions (for the purposes of this Clause 7.5(a)(x), the Trademark License Contract and the Supply Agreements shall be deemed as having been approved by the Board already as of the Effective Date of this Contract);

(xi)	issue of any debenture or the creation of any mortgage, charge, lien, encumbrance or other third party’s security interest over any of the Company’s material fixed assets or sell, convey, transfer, lease or otherwise dispose of, or grant an option or other right to purchase, lease or otherwise acquire (whether in one transfer or a series of related transfers) all or a material part of the Company’s fixed assets or the giving by the Company of any guarantee or indemnity to or becoming surety for any third party;

(xii)	settlement of any litigation matter or claim with a disputed amount of RMB 5,000,000 or more and which would adversely affect the Company, save that where any action is to be taken against one Party or its Affiliates or any other third party entering into an agreement with Company on behalf of any Party, the approval of the directors appointed by that Party shall not be required;

(xiii)	capital expenditures and investments exceeding the approved annual budget by more than 20% or whereby a single transaction or a series of related transactions within a twelve (12) months’ period exceeds an investment value of RMB 5,000,000 in aggregate, whichever is higher;

(xiv)	decisions on the dismissal of the CFO;

(xv)	approve the establishment and changes to the organizational structure of the Company affecting the senior managers reporting directly to the General Manager;

(xvi)	the Company’s establishment of any branch or subsidiary or other invested company;

(xvii)	determination of the general policy in respect of the wages, welfare benefits and allowances of the Company’s employees;

(xviii)	decisions on the appointment and dismissal of the General Manager and appointment of the CFO;

(xix)	approve the engagement, replacement and dismissal of external auditor), accountants and long-term legal consultants; and

(xx)	any other matter required to be approved by the Board according to the PRC laws and regulations and Kuka’s internal regulations.

(b)	Decisions on matters (i)-(xv) shall be subject to the approval of all directors, whereas all other matters can be approved by simple majority of the directors.

7.6	Board Meetings

(a)	Meetings

(i)	The Company shall hold one Board meeting within one (1) week from the Effective Date.

(ii)	After the first meeting of the Board the directors should convene at least two meetings per year.

(iii)	Meetings shall be held at the legal address of the Company or any other address in the PRC or abroad designated by the Board in advance.

(iv)	The Chairman shall be responsible for convening and presiding over meetings of the Board. The Chairman shall convene an interim meeting of the Board on the basis of the written request of any Party, or a written suggestion that has been signed by at least two (2) directors, within one (1) month of receiving that request or suggestion. The Chairman should decide the time and location for such interim meeting. If the Chairman is unable to or does not exercise such authority, the Chairman or either party may appoint Vice Chairman or another director to make the decision.

(v)	The Parties shall cause their appointed directors to attend each Board meeting in person or by proxy.

(b)	Notice and Agenda

The Chairman (or any other person acting under Clause 7.6(a)(iv)) shall:

(i)	send a notice and agenda of the meeting at least 20 Working Days prior to the date of the meeting. Directors that receive the meeting notice within a timeframe that is shorter than the required notification period may waive the notice period requirements in writing or by attending the relevant meeting;

(ii)	set the agenda for the Board meeting with assistance from the General Manager which shall specify any items that any director requests be included in the agenda;

(iii)	convene and preside over Board meetings

(c)	Telephone or video conference meetings

Meetings of the Board may be held by telephone or video conference, with directors attending in person or by proxy. Any resolutions adopted at such meeting shall be in written form and signed by all the directors attending such meeting or their proxies.

(d)	Language

Board meetings shall be conducted in both English and Chinese. All notices and board papers provided to the directors shall be both in English and Chinese.

(e)	Proxy and Absence

(i)	If a director is unable to attend a Board meeting, the director may issue a proxy to entrust another person to attend the meeting on his behalf.

(ii)	A proxy:

(A)	may attend and vote in place of the entrusting director at a Board meeting at which the entrusting director is not present, within the scope of entrustment specified by the authorization letter;

(B)	at meetings of the Board has the same rights and powers and is subject to the same duties as the director who authorized the proxy; and

(C)	may be a proxy for more than one director at the same time.

(iii)	A director may revoke the appointment of a person as his or her proxy whether or not that appointment is for a specified period. If the director ceases to be a director, any appointment of a proxy made by the director immediately ceases.

(iv)	The appointment or revocation of appointment of a proxy by a director shall be in writing. The authorization letter or revocation letter is not effective until an original copy that has been signed by the relevant director is provided to the Board, unless otherwise provided in this Contract.

(v)	If a director does not attend a Board meeting and fails to appoint a proxy to attend in his or her place, in accordance with Clause7.6(e), that director will be regarded as absent.

(f)	Quorum

For the conduct of business at any meeting of the Board a quorum of at least four (4) directors present in person or through proxy is required.

(g)	Voting

(i)	Each director or his or her proxy voting at a Board meeting is entitled to vote on any resolution put to a Board meeting, and that director or his or her proxy is entitled to cast one vote.

(ii)	If there is no vote of approval for items discussed by the directors which requires unanimous decision, that item may be deferred and the directors may negotiate to discuss that item at a later date, at which the directors will meet again to resolve any disagreement. Each director shall use his or her best endeavors to resolve the disagreement.

(iii)	In the event that the directors again fail to vote for approval after this second Board meeting, the directors shall end the meeting and the proposal will be deemed not to have been passed.

(h)	Additional Attendees

(i)	The Company’s Supervisors may attend meetings of the Board as non-voting delegate.

(ii)	The General Manager may attend Board meetings at the invitation of a majority of the Board in a non-voting capacity, but he or she shall not vote unless he or she is also a director.

(i)	Action without a Meeting

(i)	If all directors agree in writing that the Board may carry out any action, there is no requirement for a meeting of the Board to be convened in order to adopt such action.

(ii)	This written consent (in Chinese and English) shall be filed with the minutes of the Board meeting and have the same force and effect as a vote of approval for a resolution made by Board members physically present at a meeting.

(j)	Minutes of Board Meeting:

(i)	The Board shall:

(A)	keep complete and accurate minutes of all meetings (in both English and Chinese); and

(B)	provide the minutes of all meetings to all directors as soon as practicable after each meeting (but not later than seven (7) days from the date of the meeting).

(ii)	Any director who wishes to propose any amendment or addition to the minutes of any meeting shall submit them in writing to the Chairman within seven (7) days after receipt of the proposed minutes.

(iii)	The Chairman shall finalize the minutes of any meeting not later than fifteen (15) days after the relevant meeting and have the minutes signed by all the directors within seven (7) days after receipt of the final minutes.

(k)	Remuneration

Members of the Board may enjoy a remuneration from the Company as a result of their status as a director. The remuneration will be decided by both Parties at the beginning of each directors’ term of office.

8.	Supervisory Board

8.1	The Company shall have a Supervisory Board. One member of the Supervisory Board shall be appointed by Natuzzi, one member by Kuka and the third member shall be appointed by the staff and workers of the Company. All members of the Supervisory Board shall serve for a period of three (3) years.

8.2	The supervisor shall exercise the following functions.

(a)	to supervise the Board and senior managers in the performance of their duties, put forward proposals on the dismissal of any such person who violates laws or administrative regulations, the Articles of Association or any resolution of the Board;

(b)	to request that the Board members, the General Manager of the Company, and other senior managers redress conduct which is detrimental to the interests of the Company;

(c)	to institute legal proceedings against directors or senior managers of the Company in accordance with the PRC Company Law; and

(d)	to exercise other duties and powers specified in the Company Law and the Articles of Association.

8.3	At the time of expiration of his or her term, a supervisor may be reappointed. The appointment and dismissal of the supervisor is at the sole discretion of the Party appointing them.

8.4	A supervisor may attend meetings of the Board in a non-voting capacity, and submit inquiries or suggestions regarding directors’ resolution items. The Board may refuse his/her presence if the meetings are to discuss confidential issues.

8.5	If the supervisor discovers irregularities in the operations of the Company, he/she may resolve to conduct an investigation. When required, the supervisor may engage an accounting firm or other professional bodies to assist it in its work. All expenses necessary for the supervisor to exercise its professional powers shall be borne by the Company.

8.6	The Company’s directors and senior managers are not permitted to serve simultaneously as supervisors.

8.7	Members of the Supervisory Board may enjoy a remuneration from the Company as a result of their status as a supervisor. The remuneration will be decided by both Parties at the beginning of each supervisor’s term of office.

9.	Management structure, budgets and reporting

9.1	The Management Body

The Company shall have one (1) General Manager and other management positions appointed by the General Manager (except for the CFO who shall be appointed by the Board)

9.2	General Manager

(a)	The General Manager of the Company shall be nominated by Kuka and appointed by the Board. The CFO (Chief Financial Officer) of the Company or individual covering a similar position shall be nominated by Natuzzi and appointed by the Board.

(b)	The General Manager is responsible to the Board for the daily operational management of the Company and shall have decision-making powers on all matters which are not reserved to the Board or to the Parties under the law or the provisions of this Contract and the Articles of Association. In particular, the General Manager shall:

(i)	implement resolutions passed by the Board;

(ii)	organize and direct the day-to-day operation and management of the Company;

(iii)	organize the implementation of the Agreed Business Plan;

(iv)	represent the Company in external matters within the scope granted by the Board;

(v)	appoint and dismiss other managers (with the exception of the General Manager and CFO that should be appointed or dismissed by the Board);

(vi)	exercise other rights and perform other obligations approved by the Board.

9.3	Annual Plans and Budgets

(a)	For each Accounting Year, the General Manager shall prepare an annual implementation plan of the Agreed Business Plan and a budget for the Company including all costs and expenses to be incurred in carrying on the business of the Company in that Accounting Year.

(b)	The annual implementation plan and budget shall be prepared in accordance with generally accepted commercial accounting standards and practices and as directed by the Board.

(c)

The annual implementation plan and budget shall be submitted to the Board for review and approval no later than 90 days before the beginning of each Accounting Year. The approved implementation plan and budget is to be periodically submitted to the Board for review and discussion throughout the

Accounting Year. If after commencement of an Accounting Year, the Board has not approved the budget for such year, the Company shall operate based on 80% of the budget of the previous year approved by the Board until the Board approved the budget for such Accounting Year.

10.	Labour management

10.1	Governing principle

(a)	The General Manager, in coordination with the Human Resources manager will develop plans covering employees’:

(i)	recruitment;

(ii)	wages and bonuses;

(iii)	employment conditions;

(iv)	termination and dismissal;

(v)	insurance;

(vi)	welfare benefits; and

(vii)	discipline.

The plans shall comply with PRC Law, this Contract, the Articles of Association, and any policy adopted by the Board from time to time.

(b)	All labour management plans (to the extent that those plans relate to annual rise in total payroll and/or headcount) require Board approval prior to their implementation by the General Manager.

10.2	Employees

(a)	The Company has autonomy to set its employment policies and conditions.

(b)	All employee working for the Company as of the Effective Date shall continue to be employed according to their terms. New employees will be selected from employment candidates according to their professional qualifications and working experience.

(c)	The Company and each employee shall enter into an employment contract, which establishes all terms governing the employment, resignation, retirement, salary, labour insurance, benefits, and bonuses and penalties for that individual.

(d)	The qualifications and number of employees shall be determined in accordance with the operating needs of the Company.

(e)	For expatriates dispatched by Natuzzi or its Affiliates, the Company shall pay their salaries and other relevant benefits based on remuneration principles approved by the Board.

(f)	The Parties agree that the number of expatriates shall be limited to the maximum extent possible and that expatriates shall be hired only for the most critical functions, where it is not possible for the Parties to find a suitable local expert or manager.

10.3	Senior managers

The Company may employ the senior managers on individual employment contracts. The Board will decide on the detailed matters of the employment and compensation of the senior managers.

10.4	Conformity with employment protection

The Company shall conform to the rules and regulations of the relevant Chinese Governmental Agency concerning labour protection, to ensure safe and civilized operations, and social welfare insurance for the employees of the Company shall be handled in accordance with the relevant PRC Law.

10.5	Trade union

(a)	The Company employees may establish a trade union organization and engage in union activities in accordance with the PRC Trade Union Law and any other relevant PRC Law.

(b)	The Company shall:

(i)	provide any trade union organization with facilities necessary for its activities as appropriate given the frequency of and attendants to the meetings; and

(ii)	allot union fees each month to the trade union organization in accordance with relevant PRC laws, which will be calculated as part of Company expenses.

11.	Financial affairs and accounting

11.1	Accounting Year

The Company adopts as its accounting year the year beginning on 1 January and ending on 31 December of the same year (“Accounting Year”).

11.2	Accounting System

(a)	The Company’s CFO, reporting to the General Manager, is responsible for the financial management of the Company.

(b)	The CFO shall prepare the accounting system and procedures in accordance with PRC Laws, taking into account as much as possible internationally accepted accounting standards.

(c)	The Company shall:

(i)	maintain all vouchers, receipts, statistical statements and reports shall be maintained in both Chinese and English;

(ii)	adopt RMB as its book keeping base currency, but upon Natuzzi’s request use another foreign currency to prepare the Company’s financial statements;

(iii)	submit accounting statements to relevant Governmental Agency in accordance with PRC Law.

(d)	The Parties and their external accountants shall have full and equal rights to access the accounts of the Company (on the condition that the regular operations of the Company are not disrupted), which shall be kept at the legal address of the Company.

11.3	Accounts and audit

(a)	Annual Audit

The Parties hereby agree that the Company shall engage the same accounting firm appointed by Kuka for its auditing needs as its external auditor to perform an annual audit of the Company and submit an annual audit report to the Board, provided that such accounting firm is a reputable and qualified firm in China. The audit report of the Company shall be prepared in accordance with PRC GAAP.

If Natuzzi questions the accuracy of the audit report, upon request of Natuzzi, the Board shall engage another certified public accountant who is independent from any party to verify the outcome of the audit report. If the audit report is ultimately proven to have material mistakes, a newly agreed accounting firm shall be appointed to carry out a new audit of the Company, which shall be deemed as final.

The Company shall cooperate to the fullest extent with both the auditors appointed by the Board in accordance with the provisions above and those appointed by Natuzzi.

(b)	Unaudited Management Accounts

The Company shall give to each Party, as soon as practicable (and in any event not later than 12 Working Days) after the end of each calendar month, in the manner consistent with such Party requirements:

(i)	unaudited consolidated management accounts that shall include:

(A)	detailed profit and loss account:

(B)	balance sheet; and

(C)	cash-flow statement;

(ii)	an analysis of sales and other revenues;

(iii)	a review of the budget;

(iv)	a reconciliation of results with revenue and capital budgets for the corresponding month; and

(v)	(if so required by the Board) a statement of the source and application of funds for that month.

(c)	Annual Accounts

The Company shall give to each Party copies of its audited balance sheet and profit and loss account on a consolidated basis as soon as practicable (and in any event not later than 31 March of the following year) after the end of each Accounting Year. Any interim/semi-annual report shall be provided within forty-five (45) calendar days.

11.4	Access to information

(a)	Without limiting the entitlement of a Party to receive anything under any other provision of this Contract, each Party is entitled to full access to the accounts, records, information or reports of the Company (and any wholly-owned Subsidiary or any branch office of the Company) relating to the conduct of the Company’s business and all transactions by or on behalf of the Company and the costs and expenses of those transactions, including:

(i)	information relating to the maintenance of insurances by the Company;

(ii)	information relating to the payment of all taxes by the Company;

(iii)	inventories of materials, equipment, supplies and other property of the Company; and

(iv)	any other information reasonably required by the Party.

(b)	The Parties agree, in respect of any non-wholly owned Subsidiary or branch office of the Company, use their best endeavors to ensure that each Party is entitled to full access to all of the information referred to in Clause 11.4(a) in respect of that Subsidiary or branch office.

12.	Taxes and Insurance

12.1	Payment of Taxes

(a)	The Company shall pay taxes in accordance with the relevant PRC Law.

(b)	All of the Company’s staff shall pay personal income tax in accordance with the PRC Individual Income Tax Law.

12.2	Tax Treatment

The Company shall use its best endeavors to apply for and obtain any available tax preferential treatment and tax reductions stipulated by PRC Law.

12.3	Insurance

(a)	The Company may obtain insurance with an insurance company that has received approval to engage in insurance business within the PRC in accordance with PRC Law. Provided it complies with applicable PRC Law, when necessary the Company may obtain insurance from overseas insurance companies. The Company shall effect and maintain insurance against fire and other risks where it is commercially reasonable to do so.

(b)	In relation to the Company’s insurance policies, the Company shall provide all Parties with:

(i)	copies of the policies which specify the scope of coverage of the insurance and the terms of the policies and will make available the original policies for inspection by any Party on request; and

(ii)	any other proof of such insurance policies reasonably requested by a Party.

13.	Profit distribution

13.1	Allocations to Funds

After payment of income tax, the Company shall contribute in RMB into the funds required by PRC Law (which, on the date of execution of this Contract, are the reserve fund, the staff bonuses and welfare fund and the enterprise development fund (the “Three Funds”). The total annual contribution to these funds shall be confirmed by the Board.

13.2	Profit Distribution

(a)	After issuance of the Company’s annual audit report, the Board shall determine the amount of Company after-tax net profit (after contribution to the Three Funds referred to in Clause 13.1 and payment of any losses of any previous years) that is reasonably necessary for the proper ongoing operation and development of the Company’s business and retain that amount, with the remainder of the profit to be distributed to the Parties in accordance with the percentage of Registered Capital subscribed by each Party.

(b)	The Board shall do all things necessary to declare and distribute profits within the first five (5) months of the end of each Accounting Year.

(c)	Profits retained by the Company and carried over from previous years may be distributed with the distributable profit of the current year, after any deficit of the current year is made up from retained earnings.

14.	Transfer or assignment of interests in Registered Capital

14.1	No assignment without consent

Except as permitted under this Contract or the Articles of Association, no Party may:

(a)	sell, assign, transfer or otherwise dispose of its interest in the Registered Capital unless the other Party consents; or

(b)	create any mortgage, charge, pledge, or other encumbrance over the whole or any part of its interest in the Registered Capital, unless consented by the other Party in writing.

14.2	Assignment to Affiliate

Each Party may assign part or all of its interest in the Registered Capital to an Affiliate without having to comply with the transfer restrictions set out in Clause 14.1. The other Party shall be deemed to have given their consent for such assignment and waive their pre-emptive rights, and if requested by the Party that makes the assignment, the other Party shall also give its consent for such assignment in writing and waive its pre-emptive rights and cause each director appointed by it to the Board to vote in favor of such assignment. In the event either Party assigns part or all of its interest in the Registered Capital to an Affiliate, such Party shall continue to implement or cause its relevant Affiliate to implement any contract that such Party or any of its Affiliates have entered into with the Company or the other Party pursuant to this Contract, unless otherwise agreed between the Parties.

15.	General provisions on transfer

15.1	Continuing Obligations

Where a Party transfers the whole or any part of its interest in the Registered Capital in accordance with the terms of this Contract, it is free from obligations under this Contract subsequent to the transfer to the extent of the transfer, other than:

(a)	the obligations set out in Clauses 21, 23, 24, 25and 28;

(b)	any other liability under this Contract which was incurred or arose on or before the date it ceased to be a Party.

16.	Default

16.1	Default Events

Each of the following is a Default Event:

(a)	if a Party commits a material breach of its obligations under this Contract;

(b)	if a Party commits a material breach of its obligations under the Articles of Association.

16.2	Remedy for Default

At any time after a Default Event occurs a Non-defaulting Party may serve a written notice on the Defaulting Party, which shall identify the Default Event in respect of which the notice is served and:

(a)	if the Default Event is capable of being remedied, require it to be remedied within the 60 day period following the date of service of the notice; or

(b)	if the Default Event is not capable of being remedied, require any resultant losses, liabilities, costs, expenses or damages caused to the Non-defaulting Party to be made good by payment by the Defaulting Party within 30 days following the date of service of the notice.

17.	The Joint Venture Term

17.1	Term

The Company’s Joint Venture Term shall be indefinite.

18.	Termination

18.1	No Party has unilateral right to terminate

No Party has the right to unilaterally terminate this Contract except as provided in Clause 18.2.

18.2	Termination Events

Each of the following is a Termination Event of this Contract:

(a)	Expiration of the Joint Venture Term (to the extent applicable);

(b)	Termination of the Contract through written agreement by both Parties;

(c)	The Company or a Party goes bankrupt, is liquidated, or becomes the object of liquidation procedures;

(d)	If a Party breaches the Contract’s provisions concerning the transfer of interest in the Registered Capital;

(e)	Merger or division of the Company requiring its liquidation;

(f)	Breach of PRC Law resulting in a legal order to shut down the Company;

(g)	Force Majeure event that makes it impossible for the Company to continue its operation for a continuous period of 12 months;

(h)	In the event one of the Parties has sold its entire equity interest in the Company to the other Party.

18.3	Notice of intention to terminate

If a Termination Event occurs, any Party may serve notice on the other that the Termination Event has occurred.

If the notice is served by any Party in connection with Termination Events, the Parties shall consult with each other for at least twenty (20) Working Days (or any longer period agreed by the Parties) to try to reach an amicable solution to avoid termination of this Contract.

18.4	Termination Notice

If no agreement is reached within the applicable time period under Clause 18.3, any Party may serve a notice on the other Party requiring that this Contract be terminated (Termination Notice). Upon service of the Termination Notice, the Parties agree to do everything necessary to give effect to the termination of this Contract.

18.5	Survival

This Clause 18 and Clauses 1, 3, 15, 19, 20, 21, 24 and 26 shall survive termination of this Contract.

19.	Liquidation

19.1	Application for liquidation

If the term of the Company expires, or the application for the dissolution of the Company is approved, of if this Contract is terminated or the Company dissolved under other circumstances, the liquidation of the Company shall be carried out in accordance with relevant laws of China, this Contract and the Articles of Association.

19.2	Liquidation Committee

The Board shall establish a liquidation committee composed of three (3) members.

19.3	Duties of the Liquidation Committee

(a)	The Liquidation Committee shall perform the following duties during the liquidation:

(i)	liquidate the property of the Company, compose balance sheet and property list respectively;

(ii)	notify creditors and place public announcement;

(iii)	handle and liquidate outstanding business of the Company;

(iv)	make payment on unpaid taxes and taxes incurred during the liquidation;

(v)	liquidate the credit rights and debts of the Company;

(vi)	handle the residual assets of the Company upon payoff of the company debts;

(vi)	represent the Company in civil litigations and arbitrations.

(b)	The Liquidation Committee shall notify the creditors of the Company within ten (10) days after its establishment and place public announcement in newspapers within sixty (60) days after its establishment. The Liquidation Committee shall register the credit rights claimed. During the period for claim, the Liquidation Committee shall not make any payment to pay off any debts.

(c)	The Liquidation Committee shall formulate the liquidation proposal and submit to the Parties for confirmation upon the completion of liquidation of the Company’s property, the preparation of the Company’s balance sheet and asset list.

(d)	Upon making of respective payment for liquidation costs, salaries, social insurance and compensation required by law of the employees, outstanding taxes and debts of the Company, the residual assets of the Company shall be distributed to the Parties in accordance with their respective percentages of equity held in the Company.

19.4	Retention of Books and Documents

After the dissolution of the Company, one copy of each account book and document shall be kept by Kuka.

19.5	Liquidation Report

Once the liquidation of the Company is completed, the Liquidation Committee shall formulate a liquidation report and submit to the Board for approval, after which the same shall be submitted to the Original Approval Authority for approval, and the AIC thereafter for deregistration of the Business License of the Company. Public announcement shall be made to declare the termination of the Company.

20.	Public announcements

Subject to Clause 21 the text of all public announcements relating to this Contract and the transactions contemplated by it shall be agreed in writing by both Parties prior to its release.

21.	Confidentiality

21.1	Contract is confidential

The terms and conditions of this Contract and all information in any form that is of a confidential, proprietary, technically confidential or commercially sensitive nature that a Party has access to by reason of the contents of this Contract (Confidential Information) are confidential.

21.2	No disclosure

Each Party undertakes that neither it nor its employees will without the written consent of each of the other Party disclose any Confidential Information to any third party. Disclosure is permitted where it relates to information already within the public domain (other than in breach of this Contract) or:

(a)	is to the professional advisers or agents of the Party making the disclosure;

(b)	is to an Affiliate of the Party making the disclosure;

(c)	was in the possession of the Party making the disclosure without a restriction on disclosure prior to the date on which the Party received the Confidential Information (the possession of which shall be evidenced in writing);

(d)	is obtained from a third party who is lawfully authorized to disclose such information;

(e)	is independently developed by the Party making the disclosure;

(f)	is authorized for release with the written consent of the Parties;

(g)	is disclosed to its Related Parties, professional advisers, bankers, financial advisers and financiers upon those persons undertaking to keep confidential any Confidential Information so disclosed;

(h)	is required to be disclosed by law, by any Governmental Agency or by reason of legal, accounting or other regulatory requirements beyond the reasonable control of the Party making the disclosure (including the rules of any relevant stock exchange, taxation authority or as necessary for the purposes of obtaining any consent, authorization, license, permit or approval from any government or Governmental Agency);

(i)	is disclosed to a financial institution and its technical and professional advisers in connection with any loan or other financial accommodation sought to be arranged by the disclosing Party for purposes directly related to the provision of finance to enable that Party to perform its obligations under this Contract;

(j)	is disclosed to bona fide potential assignees of all or part of the rights and obligations of the disclosing Party under this Contract, or bona fide potential acquirers of a shareholding or other indirect economic interest in the disclosing Party (but such disclosure is only to be made for the purposes of and shall be limited to the information necessary for satisfying such potential assignee or acquirer as to the value of the interest or shareholding to be assigned or acquired); or

(k)	is reasonably necessary for the purposes of any arbitration or expertise or administrative or legal proceedings involving the Parties.

21.3	Contract only disclosed to those as necessitated

Each Party shall take all steps reasonably necessary to ensure that Confidential Information is known only to such persons who necessarily need to acquire such knowledge in the course of their duties.

21.4	Party disclosing to take steps to ensure confidential nature is maintained

A Party making a permitted disclosure under this Clause 21 shall take all reasonable steps to ensure that the person to whom disclosure is made keeps confidential all information disclosed.

21.5	Notification of disclosure of Confidential Information

(a)	If a Party becomes aware that it has or may have breached the requirements of this Clause 21, it shall immediately notify the other Party, and take all reasonable action to prevent or cease the possible or actual conduct in breach of this Contract.

(b)	If a Party becomes aware or suspects any unauthorized persons have obtained or intend to obtain any Confidential Information, that Party shall immediately notify the other Party, and take such reasonable measures to prevent or cease the possible or actual conduct in breach of this Contract.

22.	Non-Solicitation

For a period of 3 years from the Effective Date, each Party (also on behalf of its Affiliates) undertakes not to solicit the employment in any manner of any personnel of the Company who is employed by the Company in an executive or technical position.

23.	Force Majeure

23.1	Meaning of Force Majeure

The term Force Majeure as used in this Contract means any cause arising after the Effective Date which is not reasonably within the control of the Party claiming Force Majeure, is not foreseeable, avoidable or surmountable by that Party, and that impedes the performance or part performance by that Party of this Contract, including but not limited to:

(a)	an act of God;

(b)	act of the public enemy;

(c)	war (whether declared or undeclared);

(d)	blockade;

(e)	earthquake;

(f)	lightning, storm, cyclone or flood;

(g)	fire;

(h)	explosion;

(i)	epidemic;

(j)	act of terrorism; and

(k)	embargoes;

and any other cause whether of the kind specifically listed above or otherwise which is not reasonably within the control of the Party claiming Force Majeure.

23.2	Relief

If, as a result of Force Majeure, a Party becomes unable, wholly or in part, to perform any of its obligations under this Contract:

(a)	that Party will give the other Party prompt notice of the Force Majeure with reasonably full particulars and, insofar as is known to it, the probable extent to which it will be unable to perform, or be delayed in performing its obligation;

(b)	that obligation, other than an obligation to pay money, is suspended but only so far as and for so long as it is affected by the Force Majeure; and

(c)	that Party will use all reasonable diligence to promptly overcome or remove the effect of the Force Majeure to the extent it is possible to do so.

24.	Resolution of Disputes

24.1	Resolution by friendly discussion

Unless otherwise stipulated in this Contract, the Parties shall seek to resolve any dispute or claim arising out of or in relation to this Contract by friendly discussion. If a Party wishes to resolve any such dispute or claim, it shall first notify the other Party.

24.2	Conciliation

The Parties may, by agreement, attempt to resolve any dispute or claim by conciliation (by the legal representatives or authorized representatives of the Parties and under terms and procedures to be agreed in writing) before submitting that dispute or claim to arbitration.

24.3	Submission to arbitration

This Agreement shall be governed by the laws and regulations of the People’s Republic of China. All disputes among the Parties arising out of or in relation to this Agreement (including any disputes related to the validity, interpretation or enforceability of this arbitration clause) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre

(HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three and they shall be experts of PRC laws. The arbitration proceedings shall be conducted in the English language.

24.4	No interruption to performance

Neither the commencement nor conduct of arbitration will interrupt the Parties’ performance of their respective obligations under this Contract nor will it affect any of the time limits fixed in this Contract unless such performance is materially affected by the submission of the matter in dispute to arbitration or by the result of the arbitration. The arbitral tribunal constituted to settle the matter in dispute will be empowered to determine whether performance is materially affected.

25.	Notices

25.1	Form

Unless expressly stated otherwise in this Contract, all notices, certificates, consents, approvals, waivers and other communications in connection with this Contract (Notices) shall be in writing, signed by the sender (if an individual) or a person duly authorized by the sender and marked for the attention of the person identified in Clause 25.2 below or, if the recipient has notified otherwise, then marked for attention in the last way notified.

From the Effective Date, all notices, certificates, consents, approvals, waivers and other communications in connection with this Contract shall be written both in English and Chinese.

25.2	Delivery

A notice, consent, information or request that shall or may be given or made to a Party under this Contract is only given or made if:

(a)	left at the address of the Party;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address the Party;

(c)	sent by fax to the fax number of the Party;

(d)	sent by email to the email address the Party; or

(e)	given in any other way permitted by law.

For the purpose of this Contract, the notice information of the Parties are as follows:

Kuka:

Address: 599 Dongning Road, Jianggan District, Hangzhou, China 310000

Fax: +86 571 8501 6490

Email: leo.zhang@kukahome.com

Natuzzi:

Address: Via Iazzitiello, 47, 70029 Santeramo in Colle (BA), Italy

Fax: +39 080 8822520

Email: natuzzi@legalmail.it; vnotarpietro@natuzzi.com

25.3	When effective

Notices take effect from the time they are received unless a later time is specified.

25.4	Receipt - post

If sent by post, Notices are taken to be received 3 Working Days after posting (or 10 Working Days after posting if sent to or from a place outside the PRC).

25.5	Receipt - fax

If sent by fax, Notices are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

25.6	Receipt - email

If sent by email, Notices are taken to be received at the time shown in the delivery confirmation report generated by the sender’s email system.

26.	Applicable Law

The entry, effectiveness, interpretation and performance of this Contract, and any disputes that arise under this Contract, are all governed by the Law of the PRC that have been promulgated and are effective.

27.	Conflict with Articles of Association

In the event of any conflict between the terms and provisions of this Contract and the Articles of Association, the terms and provisions of this Contract shall prevail.

28.	General Provisions

28.1	Language

This Contract is written and executed in Chinese and English, both versions being equally valid.

28.2	Counterparts

This Contract shall be executed in eight (8) counterparts in both Chinese language version and English language version. Each Party and the Company shall receive one copy of the Chinese and English versions of this Contract, and the remaining copies shall be lodged with the required Governmental Agencies.

28.3	Entire Contract

This Contract constitutes the entire contract of the Parties about its subject matter and supersedes all previous contracts, understandings and negotiations on that subject matter.

28.4	Effectiveness of the Contract

This Contract is made for the benefit of the Parties and their respective lawful successors and assignees and shall become legally effective and binding on them on the Effective Date, as defined in Clause 1.

28.5	Waiver

No failure to exercise and no delay in exercising any right, power or remedy under this Contract will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

28.6	Amendment

No modification, variation, waiver or amendment of this Contract will be of any force unless such modification, variation, waiver or amendment is in writing and has been signed by each of the Parties and, if necessary, approved by the relevant Governmental Agency. Any modification, variation, waiver or amendment effected in accordance with this Clause 28.6 is binding on both Parties.

28.7	Actions by the Company

Where, under this Contract, any action is required to be performed by the Company, the then Shareholders of the Company shall procure the Company to take the relevant action.

28.8	Remedies Cumulative

The rights, powers and remedies provided to a Party in this Contract are in addition to, and do not exclude or limit, any right, power or remedy provided by the law.

28.9	Further assurances

Each Party shall take all steps, execute all documents and take any actions reasonably required by another Party to give effect to any of the transactions contemplated by this Contract.

28.10	No collateral statements, inducements or representations

Each Party warrants and agrees that when entering into this Contract it has not relied on any statements, inducements or representations by or on behalf of the other Party (including by that Party’s officers, employees, agents or any other person acting on the Party’s behalf) other than the terms expressly contained in this Contract (which include any information, documents, statements, representations or disclosures expressly set out or referred to in the Contract).

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IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed on the date specified on the cover page of this Contract by their duly authorized representatives in the People’s Republic of China.

/s/ Pasquale Natuzzi

Natuzzi S.p.A.

Pasquale Natuzzi

Chairman & CEO

/s/ Jiangsheng Gu (顾江生)

Jason Furniture (Hangzhou) Co., Ltd.

Jiangsheng Gu (顾江生)

Chairman

Annex 1 Amended Articles of Association

Dated: March 22, 2018

NATUZZI TRADING (SHANGHAI) CO., LTD

ARTICLES OF ASSOCIATION

2

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

NATUZZI TRADING (SHANGHAI) CO., LTD

CHAPTER 1 GENERAL PROVISIONS

Article.1 General Provisions

These Amended and Restated Articles of Association are formulated in accordance with the PRC Company Law, the PRC Sino-foreign Equity Joint Venture Law (the “PRC EJV Law”) and other relevant legislation of the People’s Republic of China (“PRC” or “China”). Kuka and Natuzzi are the parties to a Joint Venture Contract (the “Contract”) to establish a joint venture company (the “Company”).

Article.2 Name of the Joint Venture Company

The name of the Company shall be “纳图茲贸易（上海）有限公司” in Chinese, and “Natuzzi Trading (Shanghai) Co., Ltd.” in English.

Article.3 Address of the Joint Venture Company

The legal address of the Company shall be: a company incorporated under the laws of the PRC, with registered office at Suite 1901, 1907, 1908, 150 Zunyi Road, Changning District, Shanghai, PRC.

Article.4 Parties

The names, legal addresses and representatives of the Parties are as follows:

(a)	Jason Furniture (Hangzhou) Co., Ltd. (“Kuka”), company incorporated under the laws of the PRC, with registered office at No. 113, 11 Avenue, Hangzhou Economy and Technology Development Area, Hangzhou, PRC, Unified Social Credit Code: 91330100793655954W represented by its Chairman, Jiangsheng Gu,

Legal representative of Kuka:

Name:             Jiangsheng Gu

Position:         Chairman

Nationality:     Chinese

(b)	Natuzzi SpA (“Natuzzi”), a joint-stock company incorporated under the laws of Italy, with registered office at Via Iazzitiello 47, 70029, Santeramo in Colle (BA) and tax code, VAT number and Bari Companies’ Register no. 03513760722.

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Legal representative of Natuzzi:

Name:             Pasquale Natuzzi

Position:         Chairman & CEO

Nationality:     Italian

Article.5 Legal Person Status and Limited Liability Company

The Company shall be a legal person under the laws of China. The form of organization of the Company shall be a Sino-foreign equity joint venture company of limited liability.

Except as otherwise provided herein or agreed by both Parties, once a Party has effected in full its subscribed contribution to the registered capital of the Company, it shall not be required to provide any further funds to or on behalf of the Company by way of capital contribution, loan, advance, guarantee or otherwise. Creditors of the Company shall have recourse only to the assets of the Company and shall not seek payment from any of the Parties. The Company shall indemnify each Party against any and all losses, damages or liabilities suffered by such Party in respect of any claim arising out of the operation of the Company. Subject to the above, the profits, risks and losses of the Company shall be shared by the Parties in proportion to their respective contributions to the Company’s registered capital.

Article.6 Compliance with Laws and Regulations

All activities of the Company shall comply with the laws, regulations, and relevant rules of China, including anti-corruption laws and regulations, and with these Articles of Association and the Contract. The rights and interests of the Company shall be protected by Chinese laws.

Article.7 Branches and Subsidiaries

The Company may establish branch offices, subsidiaries and representative offices as it may consider useful to carry out its business operations, in each case subject to the approval of the Board and of the relevant authorities.

CHAPTER 2 PURPOSE AND BUSINESS SCOPE

Article.8 Purpose and Business Activities

8.1	Scope of Company

The Company’s business scope is to trade, store, distribute and provide after-sale service for the Company Products, as well as other activities decided by the Board, so as to promote the circulation of Company Products inside the Territory .

8.2	Scale of Business Activity

The business of the Company for the first 8 years (i.e. from 2019 to 2026, both inclusive) , shall be carried out in a manner to achieve as much as possible the sales, revenues and profitability objectives set out in the Agreed Business Plan.

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The Board of the Company may decide to expand or reduce the scale of the Company’s business activities on the basis of market demand and the Company’s operating situation.

8.3	Business Model of the Company

The Company Products shall be sold through mono-brand Directly Operated Store (“DOS”) and Franchise Operated Stores (“FOS”) as well as e-commerce, starting from the existing retail network of Natuzzi in China, as laid out in the Agreed Business Plan. The Company Products shall be supplied exclusively by Natuzzi and by Natuzzi China Co., Ltd. based on the terms of long-term supply agreements (“Supply Agreements”), provided however that the Company shall have the right to purchase products not made by Natuzzi China Co., Ltd that are distributed under the Natuzzi Editions brand from third party manufacturers approved as qualified supplier by Natuzzi.

Both Parties shall provide their expertise in order to achieve the success of the Company, also through the choice of managers to be nominated by them for appointment in the Company. In particular, taking always into account that the Company shall operate based on the strategy determined by the Board:

(a)	Natuzzi or its nominated managers in the Company shall focus on product development, marketing and media planning, CRM and digitization, as well as all architectural aspects of the retail concept.

(b)	Kuka or its nominated managers in the Company shall focus on the layout of the sales and distribution network of the Company.

After a three-year period from the Effective Date, the Parties will evaluate the possibility of combining the Company with Natuzzi China Co., Ltd., under terms to be discussed and agreed.

CHAPTER 3 TOTAL INVESTMENT AND REGISTERED CAPITAL

Article.9 Total Investment

The total investment amount of the Company shall be US$ 2,954,098..

Article.10 Registered Capital

The registered capital of the Company shall be USD 2,067,869.

Article.11 Contributions and Equity Interests

(a)	Kuka owns 51% of the Registered Capital.

(b)	Natuzzi owns 49% of the Registered Capital.

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(c)	All contributions have been made in cash by the Parties. The contributions made by the Parties to acquire their share of Registered Capital of the Company shall be used solely for the business of the Company, including without limitation for the payment of the EUR 15,000,000 due to Natuzzi under the Trademark License Contract.

Article.12 Registered Capital Verification

The Board shall engage a PRC firm of certified accountants to perform capital verification of any capital contribution by the Parties to the Registered Capital. Such accounting firm shall issue a capital verification report to the Company within 30 days of the date of each capital contribution by the Parties. Within 15 days of receiving the capital verification report, the Company shall issue to each Party a capital contribution certificate signed by the Chairman, and sealed with the Company seal.

Article.13 No Encumbrance

Neither Party shall mortgage, pledge, charge or otherwise encumber all or any part of its equity interests in the Company without the prior written consent of the other Party and the approval of the Board.

Article.14 Increase of Registered Capital

14.1	Any increase in the Registered Capital of the Company shall require approval by a unanimous vote of all directors present in person, by telephone or videoconference or by proxy at a duly constituted meeting thereof and shall be submitted to the Original Approval Authority for examination and approval. Upon receipt of the approval of the Original Approval Authority, the Company shall register the increase in Registered Capital with the appropriate AIC.

14.2	In the event either Party fails to subscribe to its share of any increase in capital as described in (14.1) above, which share shall be in proportion to its then existing share of the Registered Capital, or fails to pay for its share of such increase in capital, then, in addition to any other rights the Company may have against the defaulting Party, the Company may offer such portion of the increased Registered Capital to the non-defaulting, subscribing Party for subscription.

Article.15 Reduction of Registered Capital

The Company shall not reduce its Registered Capital during the Joint Venture Term, unless the reduction is necessary due to changes to the total investment and scale of production operations. Any reduction in Registered Capital shall be approved unanimously by the Board and submitted to the Original Approval Authority for recordal and to the AIC for change of registration.

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Article.16 Additional Financing

16.1	Additional funds of the Company may be obtained through loans from domestic or overseas banks and financial institutions. The Company may obtain necessary financing from banks or financial institutions without, however, any security provided by any Party. Unless otherwise expressly agreed in writing by its duly authorized representative, no Party shall be obligated to provide loans to the Company or to guarantee the Company’s debts (whether by itself or through any Related Party). The Parties agree that, in order to establish superior governance system in the Company, the Company shall obtain debt financing from the banks through project financing, and the Parties shall not be obligated to provide security other than for the completion of the project.

16.2	Unless otherwise provided herein, in the event the Company needs additional loan financing, the Parties agree that to the extent necessary, security in relation to such loan shall be provided based on the following principles, in order of priority, and under terms and conditions to be decided by the Board:

(a)	using assets of the Company as security;

(b)	using the equity interest in the Company held by the Parties as security (if approved by the Parties according to their internal corporate governance rules); and

(c)	using third party guarantees.

CHAPTER 4 TRANSFER OF REGISTERED CAPITAL

Article.17 No assignment without consent

Except as permitted under the Contract or these Articles of Association, no Party may:

(a)	sell, assign, transfer or otherwise dispose of its interest in the Registered Capital unless the other Party consents; or

(b)	create any mortgage, charge, pledge, or other encumbrance over the whole or any part of its interest in the Registered Capital, unless consented by the other Party in writing.

Article.18 Assignment to Affiliate

Each Party may assign part or all of its interest in the Registered Capital to an Affiliate without having to comply with the transfer restrictions set out in Article 17. The other Party shall be deemed to have given their consent for such assignment and waive their pre-emptive rights, and if requested by the Party that makes the assignment, the other Party shall also give its consent for such assignment in writing and waive its pre-emptive rights and cause each director appointed by it to the Board to vote in favor of such assignment. In the event either Party assigns part or all of its interest in the Registered Capital to an Affiliate, such Party shall continue to implement or cause its relevant Affiliate to implement any contract that such Party or any of its Affiliates have entered into with the Company or the other Party pursuant to the Contract and the Articles of Association, unless otherwise agreed between the Parties.

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CHAPTER 5 BOARD OF DIRECTORS

Article.19 Composition of the Board

(a)	The Company will establish a Board to act as the highest authority of the Company.

(b)	The Board shall be established on the date of “Closing” as set out in the SPA.

(c)	The Board comprises five (5) directors, which include:

(i)	Two (2) directors appointed by Natuzzi; and

(ii)	Three (3) directors appointed by Kuka.

(d)	At the time that the Contract and the Articles of Association are signed, and each time that a director is appointed or removed, each Party shall immediately notify the other Party and the Company of the names and résumés of the appointed or removed directors.

Article.20 Appointment and Authority of Chairman

(a)	Kuka has the right to appoint a director as Chairman and Natuzzi has the right to appoint a director as Vice Chairman.

(b)	The Chairman is the legal representative of the Company who chairs and presides over the Board meetings.

(c)	The Chairman shall exercise his authority within the scope of authorization prescribed by the Board.

(d)	Whenever the Chairman is unable to perform his or her responsibilities for any reason, Vice Chairman or another director designated by the Chairman may temporarily represent the Chairman.

Article.21 Directors

(a)	The directors and the Chairman are appointed for terms of 4 years, and may serve consecutive terms if reappointed by the Party originally appointing him or her.

(b)	The directors may be removed from office at the discretion of the respective appointing Party. The directors are automatically retired upon termination or liquidation of the Company.

(c)	If a seat on the Board is vacated by the retirement, resignation, illness, loss of capacity or death of a director, or by the removal of such director by the Party that originally appointed him or her, the original appointing Party may appoint a successor within 15 Working Days to serve as director for the remaining term whose seat is vacated, and notify the Company and the other Party in writing of the name and résumé of the successor.

Article.22 Directors’ indemnity

No director shall bear any personal liability for actions performed as a director. The Company shall indemnify directors against claims and liability that have arisen due to the appointment of that director, on the condition that any action or inaction on the part of such director that triggered the aforementioned compensation or liability does not comprise willful misconduct, serious neglect or breach of the Articles of Association and/or any mandatory provisions of PRC laws and regulations.

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Article.23 Powers of the Board

(a)	The Board is the highest authority of the Company. It shall discuss and determine the following matters:

(i)	any amendment to the Articles of Association;

(ii)	the termination, liquidation or dissolution of the Company;

(iii)	any increase or decrease in the Registered Capital;

(iv)	merger or division of the Company;

(v)	expansion or reduction of the scale (including the number of stores, turnover and investment, etc.) of the Company’s business activities or any amendments to the Agreed Business Plan;

(vi)	any borrowing not contemplated by the plans and budgets approved by the Board being a single transaction over RMB 5,000,000 or an aggregate amount of RMB 10,000,000 within a financial year or such other lower thresholds as stipulated in the internal regulations of Kuka;

(vii)	approval of the annual implementation plan referred to in Article34 (a) annual budgets for annual operational expenses and marketing expenses;

(viii)	profit distribution and allocation to the Three Funds;

(ix)	decisions on the provision of granting of loans by the Company;

(x)	entering into any contract or other arrangement with a Party, a member of the Board or an Affiliate or any other third party entering into an agreement with Company on behalf of any Party, whereby a single transaction or a series of related transactions within a twelve (12) months’ period exceeds a contract value of RMB 3,000,000 in aggregate in the case of an organization or RMB 300,000 in the case of an individual, unless such contract or other arrangement is entered into pursuant to an existing agreement ( including in particular the Trademark License Contract and the Supply Agreement) or contract approved by the Board, a transaction expressly approved by the Board in an annual budget of the Company or any Board resolutions (for the purposes of this Article 23(a)(x), the Trademark License Contract and the Supply Agreements shall be deemed as having been approved by the Board already as of the Effective Date);

(xi)	issue of any debenture or the creation of any mortgage, charge, lien, encumbrance or other third party’s security interest over any of the Company’s material fixed assets or sell, convey, transfer, lease or otherwise dispose of, or grant an option or other right to purchase, lease or otherwise acquire (whether in one transfer or a series of related transfers) all or a material part of the Company’s fixed assets or the giving by the Company of any guarantee or indemnity to or becoming surety for any third party;

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(xii)	settlement of any litigation matter or claim with a disputed amount of RMB 5,000,000 or more and which would adversely affect the Company, save that where any action is to be taken against one Party or its Affiliates or any other third party entering into an agreement with Company on behalf of any Party, the approval of the directors appointed by that Party shall not be required;

(xiii)	capital expenditures and investments exceeding the approved annual budget by more than 20% or whereby a single transaction or a series of related transactions within a twelve (12) months’ period exceeds an investment value of RMB 5,000,000 in aggregate, whichever is higher;

(xiv)	decisions on the dismissal of the CFO;

(xv)	approve the establishment and changes to the organizational structure of the Company affecting the senior managers reporting directly to the General Manager;

(xvi)	the Company’s establishment of any branch or subsidiary or other invested company;

(xvii)	determination of the general policy in respect of the wages, welfare benefits and allowances of the Company’s employees;

(xviii)	decisions on the appointment and dismissal of the General Manager and appointment of the CFO;

(xix)	approve the engagement, replacement and dismissal of external auditor), accountants and long-term legal consultants; and

(xx)	any other matter required to be approved by the Board according to the PRC laws and regulations and Kuka’s internal regulations.

(b)	Decisions on matters (i)-(xv) shall be subject to the approval of all directors, whereas all other matters can be approved by simple majority of the directors.

Article.24 Board Meetings

(a)	Meetings

(i)	The Company shall hold one Board meeting within one (1) week from the Effective Date.

(ii)	After the first meeting of the Board the directors should convene at least two meetings per year.

(iii)	Meetings shall be held at the legal address of the Company or any other address in the PRC or abroad designated by the Board in advance.

(iv)	The Chairman shall be responsible for convening and presiding over meetings of the Board. The Chairman shall convene an interim meeting of the Board on the basis of the written request of any Party, or a written suggestion that has been signed by at least two (2) directors, within one (1) month of receiving that request or suggestion. The Chairman should decide the time and location for such interim meeting. If the Chairman is unable to or does not exercise such authority, the Chairman or either party may appoint Vice Chairman or another director to make the decision.

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(v)	The Parties shall cause their appointed directors to attend each Board meeting in person or by proxy.

(b)	Notice and Agenda

The Chairman (or any other person acting under Article 24(a)(iv)) shall:

(i)	send a notice and agenda of the meeting at least 20 Working Days prior to the date of the meeting. Directors that receive the meeting notice within a timeframe that is shorter than the required notification period may waive the notice period requirements in writing or by attending the relevant meeting;

(ii)	set the agenda for the Board meeting with assistance from the General Manager which shall specify any items that any director requests be included in the agenda;

(iii)	convene and preside over Board meetings
(c)	Telephone or video conference meetings

Meetings of the Board may be held by telephone or video conference, with directors attending in person or by proxy Any resolutions adopted at such meeting shall be in written form and signed by all the directors attending such meeting or their proxies.

(d)	Language

Board meetings shall be conducted in both English and Chinese. All notices and board papers provided to the directors shall be both in English and Chinese.

(e)	Proxy and Absence

(i)	If a director is unable to attend a Board meeting, the director may issue a proxy to entrust another person to attend the meeting on his behalf.
(ii)	A proxy:

(A)	may attend and vote in place of the entrusting director at a Board meeting at which the entrusting director is not present, within the scope of entrustment specified by the authorization letter;

(B)	at meetings of the Board has the same rights and powers and is subject to the same duties as the director who authorized the proxy; and

(C)	may be a proxy for more than one director at the same time.

(iii)	A director may revoke the appointment of a person as his or her proxy whether or not that appointment is for a specified period. If the director ceases to be a director, any appointment of a proxy made by the director immediately ceases.

(iv)	The appointment or revocation of appointment of a proxy by a director shall be in writing. The authorization letter or revocation letter is not effective until an original copy that has been signed by the relevant director is provided to the Board, unless otherwise provided in the Contract or the Articles of Association.

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(v)	If a director does not attend a Board meeting and fails to appoint a proxy to attend in his or her place, in accordance with Article 24(e), that director will be regarded as absent.

(f)	Quorum

For the conduct of business at any meeting of the Board a quorum of at least four (4) directors present in person or through proxy is required.

(g)	Voting

(i)	Each director or his or her proxy voting at a Board meeting is entitled to vote on any resolution put to a Board meeting, and that director or his or her proxy is entitled to cast one vote.

(ii)	If there is no vote of approval for items discussed by the directors which requires unanimous decision, that item may be deferred and the directors may negotiate to discuss that item at a later date, at which the directors will meet again to resolve any disagreement. Each director shall use his or her best endeavors to resolve the disagreement.

(iii)	In the event that the directors again fail to vote for approval after this second Board meeting, the directors shall end the meeting and the proposal will be deemed not to have been passed.

(h)	Additional Attendees

(i)	The Company’s Supervisors may attend meetings of the Board as non-voting delegate.

(ii)	The General Manager may attend Board meetings at the invitation of a majority of the Board in a non-voting capacity, but he or she shall not vote unless he or she is also a director.

(i)	Action without a Meeting

(i)	If all directors agree in writing that the Board may carry out any action, there is no requirement for a meeting of the Board to be convened in order to adopt such action.

(ii)	This written consent (in Chinese and English) shall be filed with the minutes of the Board meeting and have the same force and effect as a vote of approval for a resolution made by Board members physically present at a meeting.

(j)	Minutes of Board Meeting:

(i)	The Board shall:

(A)	keep complete and accurate minutes of all meetings (in both English and Chinese); and

(B)	provide the minutes of all meetings to all directors as soon as practicable after each meeting (but not later than seven (7) days from the date of the meeting).

(ii)	Any director who wishes to propose any amendment or addition to the minutes of any meeting shall submit them in writing to the Chairman within seven (7) days after receipt of the proposed minutes.

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(iii)	The Chairman shall finalize the minutes of any meeting not later than fifteen (15) days after the relevant meeting and have the minutes signed by all the directors within seven (7) days after receipt of the final minutes.

(k)	Remuneration

Members of the Board may enjoy a remuneration from the Company as a result of their status as a director. The remuneration will be decided by both Parties at the beginning of each directors’ term of office.

CHAPTER 6 SUPERVISORY BOARD

Article.25	The Company shall have a Supervisory Board. One member of the Supervisory Board shall be appointed by Natuzzi, one member by Kuka and the third member shall be appointed by the staff and workers of the Company. All members of the Supervisory Board shall serve for a period of three (3) years.

Article.26	The supervisor shall exercise the following functions.

(a)	to supervise the Board and senior managers in the performance of their duties, put forward proposals on the dismissal of any such person who violates laws or administrative regulations, the Articles of Association or any resolution of the Board;

(b)	to request that the Board members, the General Manager of the Company, and other senior managers redress conduct which is detrimental to the interests of the Company;

(c)	to institute legal proceedings against directors or senior managers of the Company in accordance with the PRC Company Law; and

(d)	to exercise other duties and powers specified in the Company Law and the Articles of Association.

Article.27	At the time of expiration of his or her term, a supervisor may be reappointed. The appointment and dismissal of the supervisor is at the sole discretion of the Party appointing them.

Article.28	A supervisor may attend meetings of the Board in a non-voting capacity, and submit inquiries or suggestions regarding directors’ resolution items. The Board may refuse his/her presence if the meetings are to discuss confidential issues.

Article.29	If the supervisor discovers irregularities in the operations of the Company, he/she may resolve to conduct an investigation. When required, the supervisor may engage an accounting firm or other professional bodies to assist it in its work. All expenses necessary for the supervisor to exercise its professional powers shall be borne by the Company.

Article.30	The Company’s directors and senior managers are not permitted to serve simultaneously as supervisors.

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Article.31	Members of the Supervisory Board may enjoy a remuneration from the Company as a result of their status as a supervisor. The remuneration will be decided by both Parties at the beginning of each supervisor’s term of office.

CHAPTER 7 MANAGEMENT STRUCTURE, BUDGETS AND REPORTING

Article.32 The Management Body

The Company shall have one (1) General Manager and other management positions appointed by the General Manager (except for the CFO who shall be appointed by the Board)

Article.33 General Manager

(a)	The General Manager of the Company shall be nominated by Kuka and appointed by the Board. The CFO (Chief Financial Officer) of the Company or individual covering a similar position shall be nominated by Natuzzi and appointed by the Board.

(b)	The General Manager is responsible to the Board for the daily operational management of the Company and shall have decision-making powers on all matters which are not reserved to the Board or to the Parties under the law or the provisions of the Contract and these Articles of Association. In particular, the General Manager shall:

(i)	implement resolutions passed by the Board;

(ii)	organize and direct the day-to-day operation and management of the Company;

(iii)	organize the implementation of the Agreed Business Plan;

(iv)	represent the Company in external matters within the scope granted by the Board;

(v)	appoint and dismiss other managers (with the exception of the General Manager and CFO that should be appointed or dismissed by the Board);

(vi)	exercise other rights and perform other obligations approved by the Board.

Article.34 Annual Plans and Budgets

(a)	For each Accounting Year, the General Manager shall prepare an annual implementation plan of the Agreed Business Plan and a budget for the Company including all costs and expenses to be incurred in carrying on the business of the Company in that Accounting Year.

(b)	The annual implementation plan and budget shall be prepared in accordance with generally accepted commercial accounting standards and practices and as directed by the Board.

(c)

The annual implementation plan and budget shall be submitted to the Board for review and approval no later than 90 days before the beginning of each Accounting Year. The approved implementation plan and budget is to be periodically submitted to the Board for review and discussion

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throughout the Accounting Year. If after commencement of an Accounting Year, the Board has not approved the budget for such year, the Company shall operate based on 80% of the budget of the previous year approved by the Board until the Board approved the budget for such Accounting Year.

CHAPTER 8 LABOR MANAGEMENT

Article.35 Governing principle

(a)	The General Manager, in coordination with the Human Resources manager will develop plans covering employees’:

(i)	recruitment;

(ii)	wages and bonuses;

(iii)	employment conditions;

(iv)	termination and dismissal;

(v)	insurance;

(vi)	welfare benefits; and

(vii)	discipline.

The plans shall comply with PRC Law, the Contract, these Articles of Association, and any policy adopted by the Board from time to time.

(b)	All labour management plans (to the extent that those plans relate to annual rise in total payroll and/or headcount) require Board approval prior to their implementation by the General Manager.

Article.36 Employees

(a)	The Company has autonomy to set its employment policies and conditions.

(b)	All employee working for the Company as of the Effective Date shall continue to be employed according to their terms. New employees will be selected from employment candidates according to their professional qualifications and working experience.

(c)	The Company and each employee shall enter into an employment contract, which establishes all terms governing the employment, resignation, retirement, salary, labour insurance, benefits, and bonuses and penalties for that individual.

(d)	The qualifications and number of employees shall be determined in accordance with the operating needs of the Company.

(e)	For expatriates dispatched by Natuzzi or its Affiliates, the Company shall pay their salaries and other relevant benefits based on remuneration principles approved by the Board.

(f)	The Parties agree that the number of expatriates shall be limited to the maximum extent possible and that expatriates shall be hired only for the most critical functions, where it is not possible for the Parties to find a suitable local expert or manager.

Article.37 Senior managers

The Company may employ the senior managers on individual employment contracts. The Board will decide on the detailed matters of the employment and compensation of the senior managers.

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Article.38 Conformity with employment protection

The Company shall conform to the rules and regulations of the relevant Chinese Governmental Agency concerning labour protection, to ensure safe and civilized operations, and social welfare insurance for the employees of the Company shall be handled in accordance with the relevant PRC Law.

Article.39 Trade union

(a)	The Company employees may establish a trade union organization and engage in union activities in accordance with the PRC Trade Union Law and any other relevant PRC Law.

(b)	The Company shall:

(i)	provide any trade union organization with facilities necessary for its activities as appropriate given the frequency of and attendants to the meetings; and

(ii)	allot union fees each month to the trade union organization in accordance with relevant PRC laws, which will be calculated as part of Company expenses.

CHAPTER 9 FINANCIAL AFFAIRS AND ACCOUNTING

Article.40 Accounting Year

The Company adopts as its accounting year the year beginning on 1 January and ending on 31 December of the same year (“Accounting Year”).

Article.41 Accounting System

(a)	The Company’s CFO, reporting to the General Manager, is responsible for the financial management of the Company.

(b)	The CFO shall prepare the accounting system and procedures in accordance with PRC Laws, taking into account as much as possible internationally accepted accounting standards.

(c)	The Company shall:

(i)	maintain all vouchers, receipts, statistical statements and reports shall be maintained in both Chinese and English;

(ii)	adopt RMB as its book keeping base currency, but upon Natuzzi’s request use another foreign currency to prepare the Company’s financial statements;

(iii)	submit accounting statements to relevant Governmental Agency in accordance with PRC Law.

(d)	The Parties and their external accountants shall have full and equal rights to access the accounts of the Company (on the condition that the regular operations of the Company are not disrupted), which shall be kept at the legal address of the Company.

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Article.42 Accounts and audit

(a)	Annual Audit

The Parties hereby agree that the Company shall engage the same accounting firm appointed by Kuka for its auditing needs as its external auditor to perform an annual audit of the Company and submit an annual audit report to the Board, provided that such accounting firm is a reputable and qualified firm in China. The audit report of the Company shall be prepared in accordance with PRC GAAP.

If Natuzzi questions the accuracy of the audit report, upon request of Natuzzi, the Board shall engage another certified public accountant who is independent from any party to verify the outcome of the audit report. If the audit report is ultimately proven to have material mistakes, a newly agreed accounting firm shall be appointed to carry out a new audit of the Company, which shall be deemed as final.

The Company shall cooperate to the fullest extent with both the auditors appointed by the Board in accordance with the provisions above and those appointed by Natuzzi.

(b)	Unaudited Management Accounts

The Company shall give to each Party, as soon as practicable (and in any event not later than 12 Working Days) after the end of each calendar month, in the manner consistent with such Party requirements:

(i)	unaudited consolidated management accounts that shall include:

(A)	detailed profit and loss account:

(B)	balance sheet; and

(C)	cash-flow statement;
(ii)	an analysis of sales and other revenues;

(iii)	a review of the budget;

(iv)	a reconciliation of results with revenue and capital budgets for the corresponding month; and

(v)	(if so required by the Board) a statement of the source and application of funds for that month.

(c)	Annual Accounts

The Company shall give to each Party copies of its audited balance sheet and profit and loss account on a consolidated basis as soon as practicable (and in any event not later than 31 March of the following year) after the end of each Accounting Year. Any interim/semi-annual report shall be provided within forty-five (45) calendar days.

Article.43 Access to information

(a)	Without limiting the entitlement of a Party to receive anything under any other provision of the Contract or these Articles of Association, each Party is entitled to full access to the accounts, records, information or reports of the Company (and any wholly-owned Subsidiary or any branch office of the Company) relating to the conduct of the Company’s business and all transactions by or on behalf of the Company and the costs and expenses of those transactions, including:

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(i)	information relating to the maintenance of insurances by the Company;

(ii)	information relating to the payment of all taxes by the Company;

(iii)	inventories of materials, equipment, supplies and other property of the Company; and

(iv)	any other information reasonably required by the Party.

(b)	The Parties agree, in respect of any non-wholly owned Subsidiary or branch office of the Company, use their best endeavors to ensure that each Party is entitled to full access to all of the information referred to in Article 43(a) in respect of that Subsidiary or branch office.

CHAPTER 10 TAXATION AND INSURANCE

Article.44 Payment of Taxes

(a)	The Company shall pay taxes in accordance with the relevant PRC Law.

(b)	All of the Company’s staff shall pay personal income tax in accordance with the PRC Individual Income Tax Law.

Article.45 Tax Treatment

The Company shall use its best endeavors to apply for and obtain any available tax preferential treatment and tax reductions stipulated by PRC Law.

Article.46 Insurance

(a)	The Company may obtain insurance with an insurance company that has received approval to engage in insurance business within the PRC in accordance with PRC Law. Provided it complies with applicable PRC Law, when necessary the Company may obtain insurance from overseas insurance companies. The Company shall effect and maintain insurance against fire and other risks where it is commercially reasonable to do so.

(b)	In relation to the Company’s insurance policies, the Company shall provide all Parties with:

(i)	copies of the policies which specify the scope of coverage of the insurance and the terms of the policies and will make available the original policies for inspection by any Party on request; and

(ii)	any other proof of such insurance policies reasonably requested by a Party.

CHAPTER 11 PROFIT DISTRIBUTION

Article.47 Allocations to Funds

After payment of income tax, the Company shall contribute in RMB into the funds required by PRC Law (which, on the date of execution of these Articles of Association, are the reserve fund, the staff bonuses and welfare fund and the enterprise development fund (the “Three Funds”). The total annual contribution to these funds shall be confirmed by the Board.

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Article.48 Profit Distribution

(a)	After issuance of the Company’s annual audit report, the Board shall determine the amount of Company after-tax net profit (after contribution to the Three Funds referred to in Article 47 and payment of any losses of any previous years) that is reasonably necessary for the proper ongoing operation and development of the Company’s business and retain that amount, with the remainder of the profit to be distributed to the Parties in accordance with the percentage of Registered Capital subscribed by each Party.

(b)	The Board shall do all things necessary to declare and distribute profits within the first five (5) months of the end of each Accounting Year.

(c)	Profits retained by the Company and carried over from previous years may be distributed with the distributable profit of the current year, after any deficit of the current year is made up from retained earnings.

CHAPTER 12 JOINT VENTURE TERM

Article.49 Joint Venture Term

The Company’s Joint Venture Term shall be indefinite.

CHAPTER 13 DISSOLUTION AND LIQUIDATION

Article.50 Application for liquidation

If the term of the Company expires, or the application for the dissolution of the Company is approved, of if the Contract is terminated or the Company dissolved under other circumstances, the liquidation of the Company shall be carried out in accordance with relevant laws of China, the Contract and these Articles of Association.

Article.51 Liquidation Committee

The Board shall establish a liquidation committee composed of three (3) members.

Article.52 Duties of the Liquidation Committee

(a)	The Liquidation Committee shall perform the following duties during the liquidation:

(i)	liquidate the property of the Company, compose balance sheet and property list respectively;

(ii)	notify creditors and place public announcement;

(iii)	handle and liquidate outstanding business of the Company;

(iv)	make payment on unpaid taxes and taxes incurred during the liquidation;

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(v)	liquidate the credit rights and debts of the Company;

(vi)	handle the residual assets of the Company upon payoff of the company debts;

(vii)	represent the Company in civil litigations and arbitrations.

(b)	The Liquidation Committee shall notify the creditors of the Company within ten (10) days after its establishment and place public announcement in newspapers within sixty (60) days after its establishment. The Liquidation Committee shall register the credit rights claimed. During the period for claim, the Liquidation Committee shall not make any payment to pay off any debts.

(c)	The Liquidation Committee shall formulate the liquidation proposal and submit to the Parties for confirmation upon the completion of liquidation of the Company’s property, the preparation of the Company’s balance sheet and asset list.

(d)	Upon making of respective payment for liquidation costs, salaries, social insurance and compensation required by law of the employees, outstanding taxes and debts of the Company, the residual assets of the Company shall be distributed to the Parties in accordance with their respective percentages of equity held in the Company.

Article.53 Retention of Books and Documents

After the dissolution of the Company, one copy of each account book and document shall be kept by Kuka.

Article.54 Liquidation Report

Once the liquidation of the Company is completed, the Liquidation Committee shall formulate a liquidation report and submit to the Board for approval, after which the same shall be submitted to the Original Approval Authority for approval, and the AIC thereafter for deregistration of the Business License of the Company. Public announcement shall be made to declare the termination of the Company.

CHAPTER 14 SUPPLEMENTARY ARTICLES

Article.55 Working Languages

Chinese and English shall be the working languages of the Company.

Article.56 Effective Date

These Articles of Association shall come into effect on the Effective Date.

Article.57 Amendments

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These Articles of Association may be changed or amended by written agreement signed by all Parties. Such changes or amendments shall become effective upon execution by all the Parties, except that such changes or amendments shall become effective upon filing with the Examination and Filing Authority, if such filing is required by applicable laws and acceptable to the relevant Examination and Filing Authority.

Article.58 Inconsistency with the Contract

Where these Articles of Association comes into conflict with the Contract, the Contract shall prevail.

Article.59 Counterparts; Language

These Articles of Association are written in Chinese and English language versions in eight (8) counterparts in each version. The English and Chinese versions shall be equally authentic.

CHAPTER 15 DEFINITION AND INTERPRETATION

Article.60 Definitions

Unless the terms or context of these Articles of Association otherwise provide, the following terms shall have the meanings set out below:

Accounting Year has the meaning given in Article 40.

Agreed Business Plan means the business plan agreed between the parties, as may be amended by the Board.

Affiliate means in relation to a Party, any subsidiary or direct or indirect holding company of such Party, any subsidiary of such holding company, and any company in which such Party has control or in which such party holds or controls directly or indirectly not less than 50% of the issued share capital;

AIC means the State Administration for Industry and Commerce of the PRC and/or its local branches with the appropriate jurisdiction in the context.

Authorization means:

(a) any authorization, approval, license, permit, consent, qualification, accreditation, filing, registration, certificate, resolution, direction or declaration; and

(b) for anything which a Governmental Agency may prohibit or restrict within a specified period after it is notified, the expiry of that period without intervention or action by that Governmental Agency.

Company Products means the Natuzzi Trademarks-branded products sold by the Company.

Board means the board of directors of the Company.

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Business License means the business license of the Company issued by the relevant AIC reflecting the conversion of the Company into a Sino-foreign joint venture.

Chairman means the chairman of the Board.

Contract means the Joint Venture Contract by the between the Parties.

Effective Date means the date on which “closing”, as defined in the SPA, has occurred pursuant to the terms and conditions of the SPA.

Original Approval Authority means the Shanghai Commerce Commission or its local district branch

General Manager means the general manager of the Company appointed in accordance with Article 33.

Governmental Agency means any:

(a) government or governmental, semi-governmental or judicial entity or authority; or

(b) ministry, department, office, commission, delegate, instrumentality, agency, board, authority or organization of any government,

and includes the PRC Ministry of Commerce, AIC and SAFE .

Law means all published and publicly available laws, decrees and regulations and their subsequent amendments promulgated from time to time by any legally constituted national, provincial or municipal Governmental Agency or other government department.

Natuzzi Trademarks means the “Natuzzi Italia” and “Natuzzi Editions” both in Roman and Chinese characters.

PRC means the People’s Republic of China, excluding, for the purposes of these Articles of Association, Taiwan, and the Special Administrative Regions of Hong Kong and Macau.

PRC EJV Law means the Law of the People’s Republic of China on Sino-foreign Equity Joint Ventures and the implementing regulations issued under it.

Territory means China, including Hong Kong SAR and Macao SAR, but excluding for the purpose of these Articles of Association, Taiwan.

Registered Capital means the registered capital of the Company and any interest in the registered capital of the Company.

Related Party means, in relation to a Party:

(a) any Affiliate of that party;

(b) any company in which that party or its Affiliate has an equity interest;

(c) any director or member of senior management of that party or an entity referred to in paragraph (a) or (b); or

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(d) any spouse, mother, father, sister, brother, son, daughter of any person referred to in paragraph (c).

Renminbi or RMB means the lawful currency of the PRC.

SAFE means the State Administration of Foreign Exchange of the PRC and/or its local branches as appropriate to the context.

Shareholders means Natuzzi and Kuka.

SPA means the Sale and Purchase and Subscription of Shares entered into among the Company, Kuka and Natuzzi on the date hereof.

Subsidiary means any company or entity which a Party or the Company (as the case may be) directly or indirectly controls, through ownership of voting shares, registered capital, or other methods. The Parties understand that for the purposes of this definition, if a Party or the Company (as the case may be) has the right directly or indirectly to direct or cause another party to direct the management and policies of a company through ownership of 50% or more of the voting equity or registered capital, or by possessing the right to appoint or elect the majority of members of the board, of a company or entity, or other methods, that Party or the Company (as the case may be) shall be considered to “control” the company or entity.

Supply Agreements has the meaning assigned to it under Article 8.3.

Three Funds has the meaning assigned to it under Article 47.

Trademark License Contract means the agreement signed between Natuzzi and the Company for the granting to the Company of an exclusive and perpetual license to the Natuzzi Trademarks in the People’s Republic of China.

EUR means the lawfully stipulated currency of the European Union.

US$ means the lawfully stipulated currency of the United States of America

Working Day means any day which is not a Saturday or Sunday or a national holiday in the PRC.

Article.61 Interpretation

Articles and headings are inserted for the purposes of convenience and reference only and shall not affect the interpretation or construction of these Articles of Association. Words denoting the singular shall, where applicable, include the plural and vice versa. Reference to the masculine gender shall, where applicable, include the feminine gender and vice versa.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the Parties hereto has caused the Articles of Association to be executed by its duly authorized representative on the date first set forth above.

/s/ Pasquale Natuzzi
Natuzzi S.p.A.
Pasquale Natuzzi
Chairman & CEO

/s/ Jiangsheng Gu (顾江生)
Jason Furniture (Hangzhou) Co., Ltd.
Jiangsheng Gu (顾江生)
Chairman

Signature Page to the Articles of Association

Annex 2 - Agreed Business Plan

[***]1

[25 pages in total]

[1]	***This information is subject to confidential treatment and has been omitted and filed separately with the Securities and Exchange Commission.